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                                                                    EXHIBIT 99.1


                   MEN'S WEARHOUSE SIGNS DEFINITIVE AGREEMENT
                    TO ACQUIRE MOORES RETAIL GROUP OF CANADA


FREMONT, Calif. - (BUSINESS WIRE) - November 18, 1998 - Men's Wearhouse, Inc. (NASDAQ National Market System Symbol: SUIT) said today it has executed a Definitive Agreement to acquire Moores Retail Group Inc. (Moores), a privately held retailer which operates 115 men's apparel stores - 107 stores in Canada and 8 stores in the United States and a vertically integrated manufacturing facility in Montreal, Canada. The retail stores are operated under the name, Moores The Suit People.

Under the terms of the Agreement, Moores would be merged with a subsidiary of Men's Wearhouse with shareholders of Moores receiving, based on certain adjustments, between 2.50 and 2.75 million shares of Men's Wearhouse common shares for all of the outstanding shares of Moores. In addition, Men's Wearhouse will assume approximately $90 million (Canadian dollars) in debt of Moores, which it expects to refinance. The company intends to account for this transaction as a pooling-of-interest. The proposed merger, which is expected to be completed by the end of Men's Wearhouse current fiscal year, is expected to benefit Men's Wearhouse growth strategies.

Moores was founded in 1961 as Golden Brand Clothing and opened its first retail store in 1980. The company currently operates its men's apparel stores in all of Canada's ten provinces including Ontario (46 stores); Quebec (22 stores); British Colombia (13 stores); Alberta (11 stores); Saskatchewan (2 stores); Manitoba (5 stores); New Brunswick (3 stores); Nova Scotia (3 stores); Newfoundland (1 store); Prince Edward Island (one store) and eight stores in the United States in Chicago, Illinois, and Cleveland and Youngstown, Ohio. Moores employs approximately 2,000 individuals, 1,100 and 900 in its retail and manufacturing operations, respectively.

For the fiscal year ended January 31, 1998, Moores had sales of approximately $183 million (Canadian dollars) and generated earnings before interest, taxes, depreciation, amortization, and non-recurring costs of $25.7 million (Canadian dollars). Moores' wholly owned subsidiary, Golden Brand Clothing Canada, Ltd. manufactures tailored apparel primarily for Moore's retail operations. According to the Canadian Apparel Market Monitor, Moores is the largest retailer of men's suits and sport coats with approximately 17.6 percent of the retail dollar market share in Canada. Moores retail stores are principally located in strip or power shopping centers which offer merchandise at everyday low prices of approximately 20-30 percent below department stores.

Founded in 1973, Men's Wearhouse is one of the largest specialty retailers of men's tailored business attire in the United States. The company currently operates 414 stores in 38 states, including 18 stores in its Value Priced Clothing division. Men's Wearhouse stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company reported revenues of $631.1 million in fiscal 1997.




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For more information on Men's Wearhouse, contact the company on the worldwide web at www.menswearhouse.com.

This press release contains forward looking information. The forward looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's intent to complete the acquisition of Moores Retail Group, Inc., and may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the company's annual report Form 10-K filed with the Securities and Exchange Commission for the year ended January 31, 1998 and Form 10-Q for the quarter ended August 1, 1998.
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Contact:

         The Men's Wearhouse
         Neill Davis, 713/592-7200